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                                                                    EXHIBIT 10.9

March 14, 2000


Mr. M. Terry Turner
President and CEO
Pinnacle Financial Corporation
Maryland Farms
#6 Cadillac Dr., Suite 340
Brentwood, TN  37027

Dear Terry:

Atkinson Public Relations is delighted to have the opportunity to provide public relations counsel and support as you establish a new bank in Nashville. In this Letter of Agreement, Atkinson describes the terms of our working relationship:

1) For professional services and out-of-pocket costs associated, Atkinson will bill Pinnacle monthly on the 15th day of the month for professional work performed and expenses incurred on Pinnacle's behalf during the previous month.

     a) Professional fees for the pre-opening period beginning March 1, 2000 and ending August 31, 2000, will be $48,000, which will be billed in equal installments of $8,000 each month. A long-term relationship for public relations services will be negotiated - finalized by August 1, 2000.

     b) Atkinson will maintain records of time spent and activities performed by staff and, upon request, will provide a detailed breakdown of this information.

     c) Atkinson will bill Pinnacle monthly for out-of-pocket expenses. Atkinson will maintain accurate records of all out-of-pocket expenses incurred on Pinnacle's behalf. These costs will be billed to Pinnacle for reimbursement with no mark-up.

     d) The monthly bill will include a 5% service fee on all professional fees to cover on-line news and research services, media database services, miscellaneous office expenses, local phone service and the processing of billing and related documents on behalf of clients.

     e) Atkinson will provide written estimates for projects or activities outside the scope of the approved fees and plan. Atkinson will proceed with such projects upon receiving written approval from Pinnacle for the additional costs.

     f) Payment for bills will be due within thirty (30) days of the date of the statement. A 1-1/2% finance charge will be assessed on account balances more than 30 days past due.




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2)   This agreement may be terminated sixty (60) days after either Pinnacle or
     Atkinson provides written notification to the other party. During the 60-day period, Pinnacle will continue to be liable for fees of $8,000 per month and any expenses incurred.

3) Any confidential information regarding Pinnacle and its operations will be kept confidential by Atkinson and its staff.

4) After media materials have been issued by Atkinson to the news media or to another third party, its use is no longer under Atkinson's control. Atkinson cannot assure the use of news material by any news organization. Similarly, Atkinson cannot control the form or manner of use by the news media or others of the material, including, but not limited to, the accurate presentation of information supplied by us.

5) While it is understood that Atkinson will take all prudent care possible in the development of media material to be issued, Atkinson cannot undertake to verify facts supplied us by Pinnacle. Therefore, Pinnacle agrees to indemnify and hold harmless Pinnacle, its employees, officers, representatives and agents from and against all losses, claims, damages, obligations, expenses or liabilities which Atkinson may incur based on information, representations, reports or data Pinnacle furnishes to us. This includes reasonable attorneys' fees to the extent that such material is furnished, prepared, approved and/or used by Atkinson, and provided that Pinnacle has given prior approval to the distribution of such information by Atkinson.

6) Atkinson is guided by the Code of Professional Standards for the practice of public relations as adopted by the Public Relations Society of America
     (PRSA).

Atkinson is enthusiastic about this new relationship and confident of our ability to deliver the results you seek. We look forward to working with you.

Sincerely,



Atkinson Public Relations

 /s/ Sue G. Atkinson
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Sue G. Atkinson, Chairman

APPROVED ON BEHALF OF PINNACLE FINANCIAL CORPORATION:

By:    /s/ M. Terry Turner
       ----------------------------------------
       M. Terry Turner
       President and CEO

Date:    3-16-00